Exhibit 10.36
A-1
GRAPHIC PACKAGING INTERNATIONAL, INC.
SUPPLEMENTAL PLAN FOR PARTICIPANTS IN THE
RIVERWOOD INTERNATIONAL EMPLOYEES RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2009)

GRAPHIC PACKAGING INTERNATIONAL, INC.
SUPPLEMENTAL PLAN FOR PARTICIPANTS IN THE
RIVERWOOD INTERNATIONAL EMPLOYEES RETIREMENT PLAN

Introduction
The Board of Directors of Riverwood International Corporation adopted the Riverwood International Supplemental Plan for Participants in the Riverwood International Employees Retirement Plan effective January 1, 1992 to provide supplemental retirement benefits to a select group of management employees as defined in the Plan.
Effective as of August 8, 2003 the name of Riverwood International Corporation was changed to Graphic Packaging International, Inc. Effective January 1, 2004, the Plan was amended and restated to reflect the change in the name of the company and to reflect only those Plan provisions that were applicable on and after January 1, 2004.
Effective as of March 10, 2008, Altivity Packaging LLC merged with Graphic Packaging Corporation (the “Merger”) and in conjunction with the Merger and pursuant to a corporate realignment, Graphic Packaging Holding Company became the sole corporate entity with the power to amend and terminate the benefit plans maintained by Graphic Packaging Holding Company and any subsidiary thereof, including this Plan.
The Plan is now being amended and restated to reflect the change in the corporate entity authorized to amend and terminate the Plan as well as to comply with the applicable provisions of Section 409A of the Internal Revenue Code effective as of January 1, 2009.
This Plan is intended to be a nonqualified, unfunded deferred compensation plan for a select group of management or highly compensated employees under Title I of ERISA. The Plan is not intended to meet the qualification requirements of Section 401 of the Internal Revenue Code of 1986, as amended.

Article 1. Definitions
1.01	“Affiliated Employer” means, any company which is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which also includes the Employer and any trade or business which is under common control (as defined in Section 414(c) of the Code) with the Employer. For this purpose, “at least 50%” is used for “at least 80%” where it appears in Section 1563(a), (b) and (c) of the Code and Treasury Regulation §1.414(c)-3.
1.02	“Beneficiary” means the person designated by the Participant to receive the benefits payable under the terms of the Plan in the event of the Participant’s death. In the event there is no effective designation of a Beneficiary in effect on the Participant’s death, (i) then any payments due shall be made to the Participant’s spouse or, (ii) if no spouse survives, then to the Participant’s estate. A Participant may, from time to time, revoke or change his Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Plan Administrator. The last such designation received by the Plan Administrator shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Plan Administrator prior to the Participant’s death or the Participant’s Benefit Commencement Date, if earlier, and in no event shall it be effective as of a date prior to such receipt.
1.03	“Benefit Commencement Date” means, unless the Plan expressly provides otherwise, the first day of the first period for which an amount is due as an annuity or any other form, as specified under the provisions of Section 3.02(a), determined without regard to Section 3.02(b), or Section 3.05.
1.04	“Board of Directors” means the Board of Directors of Graphic Packaging International, Inc. prior to March 10, 2008, and on and after March 10, 2008, means the Board of Directors of Graphic Packaging Holding Company.
1.05	“Code” means the Internal Revenue Code of 1986, as amended from time to time.
1.06	“Disabled” or “Disability” means:
(a)	For purposes of Section 3.02, a medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, and

(b)	For purposes of Section 3.05, a medically determinable physical or mental impairment that renders the Participant unable to engage in any substantial gainful activity and that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.
The determination of Disability shall be made by the Plan Administrator under such uniform rules as it shall prescribe and in accordance with Treasury Regulation §1.409A-1(h)(1)(i) and §1.409A-3(i)(4).

1.07	“Effective Date” means January 1, 1992. The effective date of this amended and restated document is January 1, 2009.
1.08	“Employer” means Graphic Packaging International, Inc., and any successor by merger, purchase or otherwise, with respect to its Employees; and any other company participating in the Qualified Plan, as provided in Section 10.03 of the Qualified Plan thereto.
1.09	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
1.10	“Equivalent Actuarial Value” means equivalent actuarial value determined using an interest rate of 5 percent and the mortality table prescribed in IRS Revenue Ruling 2001-62, except that in determining the amount of a lump sum distribution under Section 3.07(b), equivalent actuarial value shall be determined on the basis of the applicable mortality table specified in Section 417(e)(3)(B) of the Code and the applicable interest rate specified in Section 417(e)(3)(C) of the Code for the second calendar month preceding the first day of the calendar year during which the Benefit Commencement Date occurs.
1.11	“Participant” means any employee of the Employer participating in the Plan in accordance with the provisions of Section 2.01.
1.12	“Plan” means the Graphic Packaging International, Inc. Supplemental Plan for Participants in the Riverwood International Employees Retirement Plan as set forth in this document or as amended from time to time.
1.13	“Plan Administrator” means an entity provided for in Section 4.01.
1.14	“Qualified Joint and Survivor Annuity” means an annuity which is of Equivalent Actuarial Value to the single life annuity form of benefit and which provides for a reduced benefit payable to the Participant during his life and after his death providing that one-half of that reduced benefit will continue to be paid during the life of the spouse to whom he was married at his Benefit Commencement Date.
1.15	“Qualified Plan” means the Riverwood International Employees Retirement Plan, or any successor plan, thereof.
1.16	“Specified Employee” means a Participant who, when he terminates employment with the Employer and all Affiliated Employers, (i) met the requirements of Section 416(i)(l)(A)(i), (ii) or (iii) of the Code, applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code, at any time during the 12-month period ending on the identification date and (ii) terminated his employment with the Employer and all Affiliated Employers at any time during the 12-month period beginning on the April 1st next following the identification date. For purposes of this Section, the definition of compensation under Treasury Regulation §1.415(c)-2(d)(4) shall be used when determining whether a Participant meets the requirements of clause (i) above, applied without use of any of the special timing rules provided in Treasury Regulation §1.415(c)-2(e) or any of the special rules in Treasury Regulation §1.415(c)-2(g) and the identification date shall be the December 31st immediately preceding the date the Participant terminates employment with the Employer and all Affiliated Employers. A Participant who meets the requirements of clauses (i) and (ii) of this Section shall be a Specified Employee regardless of whether the Participant meets the requirements of clause (i) on the date he terminates his employment with the Employer and all Affiliated Employers. The determination of whether a Participant is a Specified Employee shall be made by the Plan Administrator in accordance with Section 409A of the Code, the regulations promulgated thereunder, and other applicable guidance.
1.17	“Supplemental Benefit” means the annual benefit payment payable under Article 3 of this Plan.

Article 2. Participation
2.01	Participation Requirements
An employee who participates in the Qualified Plan under Article 2 of the Qualified Plan and whose pension or pension-related benefits are limited by the provisions of Section 401(a)(17) or 415 of the Code, as described under Sections 1.34 and 4.09 of the Qualified Plan (or any successor sections thereto), shall become a Participant in the Plan.
2.02	Termination of Participation
A Participant’s participation in the Plan shall terminate when all benefits payable to or on behalf of the Participant under the Plan have been paid.

Article 3. Amount and Payment of Supplemental Benefit
3.01 Amount of Benefit
The annual amount of Supplemental Benefit payable with respect to a Participant or the Participant’s Beneficiary shall be equal to the excess of (a) over (b):
(a)	The benefit that would be payable to the Participant, or on his behalf to his Beneficiary, under the Qualified Plan if the provisions of the Qualified Plan (including any additional grant of service provided in the form of a written agreement between the Employer and the Participant) were administered without regard to the following provisions:
(i)	The benefit limitations of Section 415 of the Code as set forth in Section 4.09 of the Qualified Plan (or any successor section thereto),

(ii)	The limitations on pensionable wages under Section 401(a)(17) of the Code as set forth in Section 1.34 of the Qualified Plan (or any successor section thereto), and

(iii)	The amount from Appendices C and D as provided in subparagraphs (iv) and (v) of Section 4.01(b) of the Qualified Plan (or any successor section thereto).
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(b)	The benefit which is payable to the Participant, or to the Participant’s Beneficiary if the Participant is deceased, under the Qualified Plan; and additionally, in the case of the five legacy Graphic Packaging executives who commenced participation in the Qualified Plan as of January 1, 2005 (on account of their employment contracts which entitle them to participate in all retirements plans applicable to similarly situated executives of the Employer), any benefits provided under the Graphic Packaging Excess Benefit Plan, the Graphic Packaging Supplemental Retirement Plan, and the Graphic Packaging Retirement Plan.
The amount of the Participant’s Supplemental Benefit shall be determined under the above formula as of his Benefit Commencement Date. For purposes of performing the above calculation, the benefit payable under the Qualified Plan, the Graphic Packaging Excess Benefit Plan, the Graphic Packaging Supplemental Retirement Plan, and the Graphic Packaging Retirement Plan shall be deemed to commence upon the Participant’s Benefit Commencement Date under this Plan.
3.02 Commencement of Benefit
(a)	Subject to the provisions of Sections 3.05, 3.07 and 3.09, and paragraph (b) below, payment of a Participant’s Supplemental Benefit shall commence on the first day of the month immediately following the latest of; (i) the Participant’s termination of employment with the Employer and all Affiliated Employers, (ii) the Participant’s attainment of age 55 (or, if the Participant was a member of the Manville Plan prior to January 1, 1989, the Participant’s attainment of age 50), or (iii) December 31, 2008.

(b)	Notwithstanding anything in the Plan to the contrary, if a Specified Employee terminates his employment with the Employer and all Affiliated Employers for reasons other than death or Disability, any payments due during the first six months following the Specified Employee’s termination of employment shall be withheld by the Plan until the earlier of: (i) the first day of the seventh month following the Specified Employee’s termination of employment with the Employer and all Affiliated Employers, or (ii) his death. At that time, the withheld amounts shall be paid to the Specified Employee or, in the event of his death, to his Beneficiary. The withheld amounts shall be credited with interest during the period they are withheld at the rate of 5 percent per annum, compounded annually.

(c)	A Participant shall not be treated as retiring or terminating his employment (or other similar words) with the Employer if:
(i)	the Participant is employed by an Affiliated Employer;

(ii)	the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or, if longer, so long as the Participant retains a right to reemployment with the Employer or an Affiliated Employer under an applicable statute or contract. If a Participant’s leave exceeds six months and he does not retain a right to reemployment under an applicable statute or contract, the Participant is deemed to have terminated his employment with the Employer on the first day following the end of the six-month period. Notwithstanding the foregoing, if the leave of absence is due to a Disability, the Participant is deemed to have terminated his employment with the Employer on the first day following the end of a period of 29 consecutive months; or

(iii)	the Participant continues to provide service to the Employer or an Affiliated Employer in a capacity other than as an employee if the Participant is providing service at a level that is at least 50% of the average level of services performed by the Participant during the immediately preceding 36-month period.
A Participant who continues to provide services to the Employer or an Affiliated Employer shall nevertheless be treated as having terminated his employment with the Employer or an Affiliated Employer if the Participant continues to provide service to the Employer or an Affiliated Employer at a level that is 20% or less than the average level of services performed by the Participant during the immediately preceding 36-month period.
The Employer specifically reserves the right to determine whether a sale or other disposition of substantial assets to an unrelated party constitutes a termination of employment with respect to an employee providing services to the seller immediately prior to the transaction and providing services to the buyer after the transaction. Such determination shall be made in accordance with the requirements of Section 409A of the Code.
Whether a termination of employment has occurred shall be determined by the Plan Administrator in accordance with Section 409A of the Code, the regulations promulgated thereunder, and other applicable guidance, taking into account the provisions set forth above.
3.03 Form of Payment
(a)	Unless a Participant has made a valid election under paragraph (b) below of an optional form of payment, the Supplemental Benefit payable to a Participant shall be paid (i) in the form of a single life annuity for the life of the Participant if the Participant is unmarried on his Benefit Commencement Date, or (ii) in the form of a Qualified Joint and Survivor Annuity if he is married on his Benefit Commencement Date.

(b)	Subject to paragraph (c) below, a Participant may elect to convert the benefit otherwise payable to him into an optional form of payment of Equivalent Actuarial Value, as provided in one of the options named below, provided the optional form of payment satisfies the definition of “life annuity” as provided in Treasury Regulation §1.409A-2(b)(2)(ii) and any further guidance thereto:
Option 1.	A benefit payable monthly for the Participant’s life with no benefit payable after his death.

Option 2.	A modified benefit payable monthly during the Participant’s life, and after his death payable monthly at 100% of the rate of his modified benefit to and during the life of the Beneficiary named by him when he elected the option.

Option 3.	A modified benefit payable monthly during the Participant’s life, and after his death payable monthly at 75% of the rate of his modified benefit to and during the life of the Beneficiary named by him when he elected the option.

Option 4.	A modified benefit payable monthly during the Participant’s life, and after his death payable monthly at 50% of the rate of his modified Benefit to and during the life of the Beneficiary named by him when he elected the option.

Option 5.	A modified benefit payable monthly during the Participant’s life, and after his death payable monthly at 25% of the rate of his modified Benefit to and during the life of the Beneficiary named by him when he elected the option.

Option 6.	A modified benefit payable monthly during the Participant’s life with a minimum number of payments of 120 (the remainder of which shall be paid to the Participant’s Beneficiary if the Participant dies before 120 payments have been made).

(c)	Notwithstanding the foregoing, subject to the provisions of Section 409A of the Code, a Participant’s election to receive his benefit in an optional form as described in paragraph (b) above shall be effective as of the Participant’s Benefit Commencement Date, provided that the Participant makes and submits to the Plan Administrator his election of such optional form prior to his Benefit Commencement Date. A Participant who fails to elect an optional form of benefit payment in a timely manner shall receive his benefit in accordance with paragraph (a) of this Section 3.03.
3.04 Payment of Benefits Upon Death
(a)	If a Participant dies after his Benefit Commencement Date, payments shall be continued to his Beneficiary in accordance with the provisions of the form of payment in effect at the Participant’s date of death.

(b)	If a Participant entitled to a benefit under the Plan dies either prior to his termination of employment with the Employer or after he terminates his employment with the Employer but before his Benefit Commencement Date, and the Participant is married on the date of his death, the Participant’s spouse shall be entitled to receive a pre-retirement survivor benefit commencing on the first day of the month following the later of the Participant’s date of death or the date the Participant would have attained age 55 (or age 50 if the Participant was a member of the Manville Plan prior to January 1,1989). The annual amount of the pre-retirement survivor benefit shall be equal to the excess, if any, of:
(i)	The annual amount of the survivor benefit the spouse would be entitled to receive under the terms of the Qualified Plan based on the Participant’s benefit calculated under Section 3.01(a) of this Plan,
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(ii)	The annual benefit payable to the spouse from the Qualified Plan (and the Graphic Packaging Excess Benefit Plan, the Graphic Packaging Supplemental Retirement Plan, and the Graphic Packaging Retirement Plan, if applicable) as described in Section 3.01(b).
The amount of the surviving spouse’s benefit shall be determined under the above formula as of the date payments commence to the spouse. The benefits payable under the Qualified Plan, the Graphic Packaging Excess Benefit Plan, the Graphic Packaging Supplemental Retirement Plan, and the Graphic Packaging Retirement Plan shall be deemed to commence upon the date payments commence to the spouse. The benefit shall be divided by twelve and paid in the form of a monthly benefit for the life of the spouse. Notwithstanding anything in the Plan to the contrary, no benefits shall be paid from this Plan on behalf of a Participant on the Participant’s death if the Participant dies before his Benefit Commencement Date and the Participant is not married on the date of his death.

3.05 Payment of Benefits Upon Disability
In the event a Participant becomes Disabled prior to terminating employment with the Employer and all Affiliated Employers and is eligible to accrue benefit service under the provisions of Section 4.05 of the Qualified Plan (or any successor section thereto) (assuming for this purpose the Participant has completed all ministerial acts necessary to qualify under said Section 4.05), payment of his Supplemental Benefit, determined under the provisions of Section 3.01, shall commence on the first day of the month coincident with or next following the later of: (i) his attainment of age 65, or (ii) the fifth anniversary of the date he became Disabled under the provisions of Section 1.06(a). For purposes of this Section, the determination of whether the Participant is Disabled under Section 1.06(b) shall be made within the 90 day period preceding the end of the 29-month period referred to in Section 3.02(c).
3.06 Restoration to Service
If a Participant who retires from employment with the Employer or who otherwise terminates employment with the Employer is restored to employment with the Employer, the Supplemental Benefit to which he was entitled at his earlier retirement or termination of employment shall continue to be paid (or shall commence in the event payment had not commenced as of his date of reemployment) in accordance with the provisions of Section 3.03 without regard to his reemployment. The Participant shall not be entitled to any additional benefits under the terms of this Plan on account of his period of reemployment.
3.07 Acceleration of or Delay in Payment
Notwithstanding anything in this Article 3 to the contrary:
(a)	The Plan Administrator may, in its sole and absolute discretion, delay the time for payment of a benefit owed to a Participant hereunder, to the extent permitted under Treasury Regulation §1.409A-2(b)(7).

(b)	The Plan Administrator, in its sole and absolute discretion, may elect to accelerate the time or form of payment of a benefit owed to the Participant or surviving spouse hereunder, provided such acceleration is permitted under Treasury Regulation §1.409A-3(j)(4).
3.08 Administrative Delay
Payment of a Participant’s Supplemental Benefit shall be deemed to have commenced on a specified date if the payment commences as soon as administratively practicable following such date, but no later than the later of (i) the last day of the calendar year in which the specified date occurs, or (ii) the 15th day of the third calendar month following the month the specified date occurs.
3.09 Special Provisions Applicable to Participants Who Terminated Employment Prior to January 1, 2008
Notwithstanding any provision of the Plan to the contrary, a Participant who had terminated employment prior to January 1, 2008, including a Participant who had terminated employment prior to January 1, 2008 and who was reemployed during 2008, and who had not commenced payment of his Supplemental Benefit under the provisions of this Plan as of December 31, 2008, shall be entitled to elect a Benefit Commencement

Date, which date may be the first day of any calendar month on or after the later of January 1, 2009 or the month in which he attains age 55 (or, if the Participant was a member of the Manville Plan prior to January 1, 1989, the month in which he attains age 50), but in no event later than the April 1 of the calendar year following the calendar year in which he would attain age 70-1/2. Such election must be made prior to January 1, 2009 and is irrevocable after December 31, 2008. In the event a Participant who is entitled to elect a Benefit Commencement Date under the provisions of this Section 3.09 fails to do so by December 31, 2008, his Supplemental Benefit shall commence on the first day of the calendar month coincident with or next following his attainment of age 65. In the event a Participant is also entitled to a benefit under the provisions of the Graphic Packaging Excess Benefit Plan and/or the Graphic Packaging Supplemental Retirement Plan, the Participant shall only be entitled to select one Benefit Commencement Date, which Benefit Commencement Date shall apply to his benefit payable this Plan, the Graphic Packaging Excess Plan and the Graphic Packaging Supplemental Retirement Plan.
3.10 Plan Provisions In Effect Prior to January 1, 2009
Prior to January 1, 2009, the timing and form of payment of a Participant’s Supplemental Benefit under the provisions of this Plan were linked to the provisions of the Qualified Plan as permitted under the transitional relief granted under the provisions of Section 409A until December 31, 2008. The Plan has been administered in good faith compliance with Section 409A of the Code and the guidance issued thereunder from January 1,2005 through December 31, 2008.

Article 4. Administration of the Plan
4.01	Designation of Plan Administrator
The Board of Directors or its designee shall serve as Plan Administrator. In addition to any implied powers needed to carry out the provisions of the Plan, the Plan Administrator shall have the following specific powers:
(a)	To make and enforce such rules and regulations and procedures as it shall deem necessary or proper for the efficient administration of the Plan and to design written forms or other documents to implement such rules, regulations and procedures.

(b)	To interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions.

(c)	To determine the amount of benefits that shall be payable to a Participant or Beneficiary in accordance with the provisions of the Plan.

(d)	To arrange for withholding and remittance of such withholding taxes as are required under the Code.

(e)	To authorize one or more of its number or any agent to execute or deliver any instrument or make any payment on its behalf; to retain counsel, employ agents and provide for such clerical, accounting and consulting services as it may require in carrying out the provisions of the Plan; and to allocate among or delegate to other persons all or such portion of its duties hereunder as the Plan Administrator in its sole discretion shall decide.

(f)	To take any action necessary to execute the provisions of the Plan, and all such authority shall be exercised in a manner consistent with the provisions of the Plan.
All interpretations, determinations and decisions of the Plan Administrator in respect of any matter hereunder shall be final, conclusive and binding upon the Participants and Beneficiaries and all other persons claiming an interest under the Plan.
4.02	Compliance

The Plan is intended to comply with the requirements of Section 409A of the Code and the provisions hereof shall be interpreted in a manner that satisfies the requirements of Section 409A of the Code and any regulations thereunder, and the Plan shall be operated accordingly. If any provision of the Plan would otherwise frustrate or conflict with this intent, the provision will be interpreted and deemed amended so as to avoid this conflict.

Article 5. General Provisions
5.01	Funding

All amounts payable in accordance with the Plan shall constitute a general unsecured obligation of the Employer, All such amounts, as well as any administrative costs relating to the Plan, shall be paid out of the general assets of the Employer.

5.02	No Contract of Employment

The establishment of the Plan shall not be construed as conferring any legal rights upon any person for a continuation of employment, nor shall it interfere with the rights of the Employer to discharge any employee and to treat him without regard to the effect which such treatment might have upon him as a Participant in the Plan.

5.03	Withholding Taxes

The Plan Administrator shall have the right to deduct any required withholding taxes from any benefit payment to be made under the Plan.

5.04	Nonalienation

Subject to any applicable law, no benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt so to do shall be void, nor shall any such benefit be in any manner liable for or subject to garnishment, attachment, execution or levy, or liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant.

5.05	Facility of Payment

If the Plan Administrator finds that a Participant or other person entitled to a benefit under the Plan is unable to care for his affairs because of illness or accident or because he is a minor, the Plan Administrator may direct that any benefit due him be paid to his spouse, a child, a parent or other blood relative or a person with whom he resides, unless a claim has been made for the benefit by a duly appointed legal representative. Any payment made under the provisions of this Section 5.05 shall be a complete discharge of the liabilities of the Plan for that benefit.

5.06	Claims Procedure

The Plan Administrator shall establish a claims procedure, to include the rights of Participants to appeal claim denials, which shall be in accordance with Section 503 of ERISA and regulation promulgated thereunder. The Plan Administrator shall provide adequate notice in writing to any Participant, former Participant, Beneficiary or contingent Beneficiary whose claim for benefits under this Plan has been denied, setting forth the specific reasons for such denial. A reasonable opportunity shall be afforded to any such Participant, former Participant, Beneficiary or contingent Beneficiary for a full and fair review by the Plan Administrator of its decision denying the claim. The Plan

Administrator’s decision on any such review shall be final and binding on the Participant, former Participant, Beneficiary or contingent Beneficiary and all other interested persons.

5.07	Construction
(a)	All rights hereunder shall be governed by and construed in accordance with the laws of the state of Georgia to the extent such laws are not pre-empted by ERISA or other federal law.

(b)	The masculine pronoun shall mean the feminine wherever appropriate.

(c)	The captions inserted herein are inserted as a matter of convenience and shall not affect the construction of the Plan.

Article 6. Amendment or Termination
6.01	Right to Amend or Terminate

The Board of Directors, or its delegate, reserves the right to modify or amend the Plan, in whole or in part, or to terminate the Plan. In the event the Plan is terminated, the Employer shall continue to maintain the Plan until all benefits are distributed in accordance with the provisions of Article 3 and the provisions of Section 409A of the Code, unless an accelerated payment schedule is specified by resolution of the Board of Directors and is in accordance with the acceleration circumstances permitted by regulations pursuant to Section 409A of the Code in case of a corporate dissolution taxed under Section 331 of the Code, a change in control event described in such regulations, the complete termination of all aggregated arrangements, or such other circumstances as may be permitted by regulations pursuant to Section 409A of the Code.

6.02	Protection of Rights Under Plan

Notwithstanding Section 6.01, no modification, amendment or termination of the Plan shall adversely affect the right of any Participant, his surviving spouse, or his beneficiary to receive the benefits accrued under the Plan in respect of such Participant as of the date of modification, amendment or termination.

IN WITNESS WHEREOF, and as conclusive evidence of the adoption of the foregoing instrument comprising the Graphic Packaging International Inc. Supplemental Plan for Participants in the Riverwood International Employees Retirement Plan (As Amended and Restated Effective as of January 1, 2009), Graphic Packaging Holding Company has caused its corporate seal to be affixed hereto and these presents to be duly executed in its name and behalf by its proper officers thereunto authorized this 30th day of December, 2008.

ATTEST	Graphic Packaging Holding Company

/s/ Roseann M. Alexander Name	/s/ James Aikins Name

Assistant Secretary	Sr. VP, Human Resources
Title	Title